UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 26, 2010

EpiCept Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51290	52-1841431
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

777 Old Saw Mill River Rd., Tarrytown, New York		10591
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	914-606-3500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 8.01 Other Events.

On October 26, 2010 EpiCept Corporation reached an agreement with the U.S. Food and Drug Administration (FDA) on a regulatory path forward for Ceplene® (histamine dihydrochloride), the Company’s lead product for the remission maintenance and prevention of relapse of patients with acute myeloid leukemia (AML) in first complete remission. Ceplene® is approved in the European Union for this indication and is marketed there by Meda AB.

The FDA indicated that a new confirmatory trial should be conducted to confirm Ceplene’s activity in conjunction with low-dose interleukin-2 (IL-2) as remission maintenance therapy for AML patients in first complete remission. EpiCept has reached agreement with the FDA for a two-arm, randomized, open-label trial that will compare the efficacy of Ceplene plus low-dose IL-2 to standard of care in this indication. Based on FDA guidance, the primary endpoint of the trial will be overall patient survival. The Company’s previous Phase III trial demonstrated a statistically significant prolongation of the primary endpoint of leukemia free survival and an advantage in increased overall survival of more than an extra year of life in patients in their first complete remission.

As a next step, EpiCept will submit a detailed Phase III protocol. The FDA, via the Special Protocol Assessment (SPA) procedure, will provide guidance on specific sections of the protocol including the adaptive design with prospectively defined rules for sample size selection for both futility and expected success. The Company also recently filed an application with the FDA to grant Ceplene® fast track status. If granted, this should permit an expedited review of the Ceplene New Drug Application (NDA) once it is filed.

Item 9.01 Financial Statements and Exhibits.

99.1 Press release of Epicept Corporation, dated October 28, 2010.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EpiCept Corporation

October 28, 2010	By:	/s/ Robert W. Cook

Name: Robert W. Cook
Title: Chief Financial Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press release of EpiCept Corporation, dated October 28, 2010.